NICHOLAS INVESTMENT PARTNERS

CODE OF ETHICS

JULY 2011

3 CODE OF ETHICS AND CONDUCT

As an investment adviser, the Adviser is a fiduciary. It owes its clients/investors the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client/investor's trust, may have the appearance of impropriety.  Because the Adviser may serve as general partner, investment manager and/or investment adviser to a number of investment partnerships, investment funds and other types of separate accounts (collectively throughout "clients/investors") the Adviser has adopted a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself, employees and other affiliated persons, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and to state the Adviser's broader policies regarding its duty of loyalty to clients/investors.

3.1 General
Rule 204A-1 requires Advisers to establish, maintain and enforce a written code of ethics.

3.1.1 Basic Principles
This Code is based on a few basic principles that should pervade all investment related activities of all employees, personal as well as professional: (1) the interests of the Adviser’s clients/investors come before the Adviser's or any employee's interests; (2) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients/investors and those of the Adviser or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee's position of trust with and responsibility to the Adviser and its clients/investors, including taking inappropriate advantage of that position.

The Employee understands and agrees that any and all activities of the Employee during the term of this Agreement shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and the firm policies and procedures that have been adopted (or that may in the future be adopted) by the Employer (the "Firm Policies"), as each may be amended from time to time, including without limitation those prohibiting insider trading and front running of client/investor accounts.

While this Code of Ethics is designed to prevent activities and situations that may give rise to potential conflicts between the firm and employees with our clients it cannot cover all possible situations.  Employees and others covered by the code are encouraged to consult with the firm’s CCO whenever a potential conflict may arise.

3.1.2 Chief Compliance Officer
Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer ("CCO"). The CCO will be designated by a senior principal of the Adviser.

3.1.3 Security
For purposes of this Code, the term "security" includes not only stocks, but also certain ETFs, options, rights, warrants, futures contracts, convertible securities or other securities that are related to securities in which the Adviser's clients/investors may invest or as to which the Adviser may make recommendations (sometimes also referred to as "related securities").

3.1.4 Covered Accounts
Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Covered Accounts consist of:

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Securities accounts of which the Adviser is a beneficial owner, provided that (except where the CCO otherwise specifies) investment partnerships or other funds of which the Adviser or any affiliated entity is the general partner, investment adviser or investment manager or from which the Adviser or such affiliated entity receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Adviser or employees may be considered to have an indirect beneficial ownership interest in them.

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Each securities account registered in an employee's name and each account or transaction in which an employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as "Covered Accounts")

The firm manages assets in multiple strategies for which the principals are beneficial owners.  The principals of the firm funded four accounts that are managed according to our Small Cap, Growth Equity and Convertibles investment strategies.  These accounts (referred to as “Track Record Accounts”) are managed in the same manner as other accounts within the respective strategies.  The accounts participate in block trades and allocations alongside other accounts in the strategy as outlined in our trade allocation and rotation policy.  This includes the allocation of IPOs.  While the principals are the beneficial owners of these accounts we do not treat these accounts as Covered Accounts because they trade like all other eligible accounts in the respective strategy.

There are additional accounts managed by the firm that are beneficially owned or controlled by the principals and managed in a manner that is different than any product offered by the firm to its clients.  Generally, these accounts (referred to as “Related Accounts”) are managed in concentrated, tax-managed strategies that are usually not suitable for institutional investors and their investment guidelines.  These accounts are managed according to the Investment Management Agreements between the firm and the principals of the firm.  For the purposes of this Code these Related Accounts are Covered Accounts and subject to trading restrictions on personal securities transactions.

3.1.5 Beneficial Ownership
The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

3.1.6 Personal Account Trading and Investment Policy
It is the Adviser's policy to impose specific requirements related to each covered person's personal trading and investment activity.  The Adviser's policy is to consider the effects of various types of trading, including short-term trading and trading in new issues as a potential conflict of interest. Similarly, the Adviser may impose specific requirements related to investments in private placements.

Approval may be refused for any proposed trade by an employee that:

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Involves a security that is being or has been purchased or sold by the Adviser on behalf of any client/investor account in the last three trading days or is being considered for purchase or sale in the next three trading days

•	Is otherwise prohibited under any internal policies of the Adviser (such as the Adviser's Policy and Procedures to Detect and Prevent Insider Trading)
•	Breaches the employee's fiduciary duty to any client/investor
•	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended
•	In the opinion of the CCO, creates an appearance of impropriety

The Procedures section shall address the Adviser's specific procedures for these types of investments and trading.

3.1.7 Service as a Director
No employee may serve as a director of a publicly-held company without prior approval by the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any client/investor. In the limited instance in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined to be appropriate in the circumstances.

3.1.8 Gifts
The receipt or giving of any gift of more than nominal value ($100/year) from any person or entity that does business with or on behalf of any client/investor is prohibited, except as otherwise permitted by the CCO.

3.1.9 Duties of Confidentiality
All information relating to clients/investors' portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client/investor account may not be disclosed, except to authorized persons.

3.1.10 General Ethical Conduct:
The following are potentially compromising situations that must be avoided:

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Causing the Adviser, acting as principal for its own account or for any account in which the Adviser or any person associated with the Adviser (within the meaning of the Investment Advisers Act), to sell any security to or purchase any security from a client/investor in violation of any applicable law, rule or regulation of a governmental agency

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Communicating any information regarding the Adviser, the Adviser's investment products or any client/investor to prospective clients/investors, journalists, or regulatory authorities that is not accurate, untrue or omitting to state a material fact necessary in order to make the statements the Adviser has made to such person • Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client/investor or prospective client/investor

•	Engaging in any conduct that is not in the best interest of the Adviser or might appear to be improper
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Engaging in any financial transaction with any of the Adviser's vendors, clients/investors or employees, including but not limited to:  providing any rebate, directly or indirectly, to any person or entity that has received compensation from the Adviser; accepting, directly or indirectly, from any person or entity, other than the Adviser, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned

•	Engaging in any form of harassment
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Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of the Adviser • Investing or holding outside interest or directorship in clients/investors, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Adviser. In the limited instance in which service as a director is authorized by the Adviser, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Adviser to be appropriate according to the circumstances

•	Making any unlawful agreement with vendors, existing or potential investment targets or other organizations
•	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Adviser has made to such person materially complete
•	Participation in civic or professional organizations that might involve divulging confidential information of the company
•	Unlawfully discussing trading practices, pricing, clients/investors, research, strategies, processes or markets with competing companies or their employees
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Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client/investor or prospective client/investor or any party to any securities transaction in which the Adviser or any of its clients/investors is a participant

3.1.11 Misappropriation of Customer Funds
Misappropriation, stealing, or conversion of customer funds is prohibited and constitutes serious fraudulent and criminal acts. Examples of such acts include:  (1) unauthorized wire or other transfers in and out of customer accounts; (2) borrowing customer funds; (3) converting customer checks that are intended to be added or debited to existing accounts; and (4) taking liquidation values of securities belonging to customers.

To prevent the misappropriation, stealing or conversion of customer funds, the Adviser will implement one or more of the following procedures:

•	Verify changes of address with the customer by requesting such changes in writing from the customer or by verifying the change through a telephone call or email to the customer

•	Require supervisory review of changes of address or customer account information to ensure that employees do not independently change customers' addresses and account information.
•	Ensure associated persons do not have the ability to alter account statements on-line.
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Where applicable, closely analyze customers' use of any address other than their business or home addresses. Use of P.O. boxes, "in care of" addresses, and other than business or home addresses are prohibited, or verified by telephone and in writing directly with the customer by a supervisor or firm compliance employee. Duplicate confirmations and account statements are sent to the customer's business or home address, whenever possible

•	All transfers, withdrawals, or wires from the customer's account require the customer's written authorization and must receive supervisory approval

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Periodically and systematically review (through the use of exception reports (or other means) for indications of problems, such as: (1) number of customers with non-business or non-home mailing addresses; (2) any customer account that shows the same address as an associated person; (3) multiple changes of address by a customer or among customers of an associated person; (4) use of the same address for multiple customers; and (5) correspondence returned as undeliverable by the post office. The CCO or designee will contact the associated person and/or the customer directly to follow up on and investigate unusual activity

•	Require each associated person who has knowledge of misappropriation, stealing or conversion of customer funds to promptly report the situation to the CCO

3.2 Insider Trading
The Adviser has adopted the following policies and procedures to detect and prevent the misuse of material, non-public information by employees of the Adviser.

3.2.1 Policy Statement on Insider Trading
The Adviser forbids any officer, director or employee from trading, either personally or on behalf of others, on material non public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Adviser's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Adviser. Each officer, director and employee must read this policy statement and acknowledge his or her understanding of it. Any questions regarding the Adviser's policy and procedures should be referred to the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:

•	Trading by an insider while in possession of material non-public information
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Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated

•	Communicating material non-public information to others in violation of one's duty to keep such information confidential

3.2.2 Who Is An Insider?
The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed non-public information confidential.

3.2.3 What Is Material Information?
While covered persons are prohibited from trading on inside information, trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable client/investor would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to:  dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Questions one might ask in determining whether information is material include:

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Is this information that a client/investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications? Caution must be exercised, however, because material information does not necessarily have to relate to a company's business. The Supreme Court of the United States has broadly interpreted materiality in some cases, and has asserted criminal liability associated with inappropriate disclosures.

3.2.4 What Is Non-public Information?
Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

3.2.5 Types of Liability
Actions by the US courts, including the Supreme Court, have resulted in findings that assert liability to fiduciaries in the context of trading on material non-public information. In some cases it has been found that a non-insider can enter into a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders. This is a circumstance into which an associate of the Adviser may fall. In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift, and can even be a 'reputational' benefit that will translate into future earnings.

Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material non-public information that was stolen or misappropriated from any other person. This theory can be used to apply liability to individuals not previously thought to be encompassed under the fiduciary duty theory.

3.2.6 Penalties for Insider Trading
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions
•	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers
•	Disgorgement of profits
•	Jail sentences

•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided
•	Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by the Adviser, including dismissal of the persons involved.

3.3 Procedures for Compliance with Code of Ethics
The CCO has determined that all employees are covered by the Adviser's Code of Ethics. In the following procedures all such persons shall be referred to as "covered persons." The CCO shall assume responsibility for maintaining, in an accessible place, the following materials:

•	Copy of this Code of Ethics
•	Record on a log any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response
•	Copy of each transaction report submitted by each officer, director and employee of the Adviser for the most recent five years
•	List of all persons who are or have been required to file transaction reports

In an effort to prevent insider trading, through his own efforts or as delegated to qualified covered persons under his supervision, the CCO will do the following:

•	Answer questions and document responses regarding the Adviser's policy and procedures
•	Provide, on a regular basis (no less than annually), an educational program to familiarize covered persons with the Adviser's policy and procedures
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Require each employee to acknowledge his or her receipt and compliance with this policy and procedures regarding insider trading on an annual basis, and retain acknowledgements among the Adviser's central compliance records

•	Resolve issues of whether information received by an employee of the Adviser is material and non-public and document findings
•	Review on a regular basis and update as necessary the Adviser's policy and procedures and document any resulting amendments or revisions
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When it is determined that an employee of the Adviser has material non-public information, implement measures to prevent dissemination of such information, and if necessary, restrict covered persons from trading in the securities

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Revise and distribute to all associated persons of the Adviser a Restricted Securities List on at least a monthly basis or whenever the CCO determines a revision is warranted. Securities on this list may not be traded in personal accounts of any associated person while the issuer is on this list

In an effort to detect insider trading, through his/her own efforts or as delegated to qualified covered persons under his/her supervision, the CCO or designee will perform the following actions:

•	Review the trading activity reports filed by each officer, director, and employee of the Adviser, documenting findings by initialing and dating the forms or reports reviewed
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Review the duplicate confirmations and statements and related documentation of personal and related accounts maintained by officers, directors and covered persons versus the activity in the fund(s) advised by the Adviser

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Require officers, directors and covered persons to submit periodic reports of personal trading activity, and to attest to the completeness of each individual's disclosure of outside accounts at the time of hiring and at least annually thereafter

To determine whether the Adviser's covered persons have complied with the rules described above (and to detect possible insider trading), the CCO will have access to and will review transactions effected in Covered Accounts within 30 days after the end of each month, and will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this Policy or potential front-running, scalping, or other practices that constitute or could appear to involve abuses of covered persons' positions. Annually each covered person must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.  The CCO is charged with responsibility for collection, review, and retention of the certifications submitted by covered persons.

Although covered persons are not prohibited under this policy from trading securities for their own accounts they must do so only in full compliance with this Policy and their fiduciary obligations. At all times, the interests of the Adviser's clients will prevail over the covered person's interest. No trades or trading strategies used by a covered person may conflict with the Adviser's strategies or the markets in which the Adviser is trading. The Adviser's covered persons may not use the Adviser's proprietary trading strategies to develop or implement new strategies that may otherwise disadvantage the Adviser or its clients. Personal account trading must be done on the covered person's own without placing undue burden on the Adviser's time. No transactions should be undertaken that are beyond the financial resources of the covered person.

3.4 PERSONAL TRADING POLICY AND PROCEDURES

3.4.1. General

Introduction
The Investment Advisers Act of 1940 requires that all employees follow established policies and procedures which involve advanced approval of covered securities transactions in personal accounts, accounts with beneficial ownership or accounts controlled by Covered Persons, and reporting of such holdings to the advisor. The following personal trading policy deals with your requirements for compliance.

Covered Persons

"Covered Person" means any trustee, officer, partner, investment management personnel (e.g., portfolio managers, traders, and analysts) and any individual who, in connection with their regular duties, makes, participates in, or has access to non-public information regarding the purchase or sale of securities by NICHOLAS INVESTMENT PARTNERS, or has access to non-public information regarding the portfolio holdings (e.g., all employees with access to custodian systems including access through administrator, Bloomberg, Eze Castle OMS, FactSet or Axioma).  Employees of CompuOne that are on-site and dedicated to servicing the firm’s IT infrastructure are considered Covered Persons. CompuOne employees that are on-site for temporary assignments are not considered Covered Persons.

This Policy applies to every Nicholas Investment Partners employee and for the purposes of this Code all dedicated on-site CompuOne employees (hereinafter "you" or ''your” and your immediate family members sharing the same household. Please note the pre-clearance requirements apply to all employees based upon your activities and roles within Nicholas Investment Partners.  Immediate family members include any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship.

Covered Securities and Transactions

"Covered Security" means any security as defined in Section 202 (a) (18) of the Investment Advisers Act. "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

The following list identifies Covered Securities and transactions that are subject to the requirements of the Policy:

•	Equity securities including common, preferred and convertible stock, except as otherwise exempted below, and any derivative instrument relating to these securities (e.g. options and warrants);
•	Debt securities;
•	Any interest in a partnership investment;
•	Shares in mutual funds that are advised or sub-advised by Nicholas Investment Partners

Exempt Securities and Transactions

The following list of Exempt Securities and transactions are excluded from the pre-clearance, holding period for investment management personnel requirements. Exempt Securities and Transactions:

•	Direct obligations of the United States government its agencies or instrumentalities;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares of all registered money market funds;
•	Shares of registered open-end investment companies that are not advised or sub-advised by Nicholas Investment Partners;
•	Shares issued by a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds;
•	Stock index futures;
•	Exchange Traded Funds;
•	Merrill Lynch & Co issued HOLDRs;
•	Currency futures traded on a commodity exchange;
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Acquisitions or dispositions of Covered Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities of which you have a beneficial ownership;

•	Transactions in an account over which the Access Person has no direct or indirect influence or control, such as accounts managed by other advisers on a discretionary basis; and
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Other specific transactions as determined by the Chief Compliance Officer (CCO) based upon the determination that the transaction(s) do not interfere or appear to interfere with making decisions in the best interest of our Advisory clients. All requests to exempt a transaction must be in writing and forwarded to CCO for approval prior to your executing the transaction.

De Minimis Transactions

De Minimis transactions do not require pre-clearance; however, they are not exempt from reporting and holding requirements as stated in the Policy.

Access Person De Minimis Criteria
•	Equity securities: purchase or sale of 2,000 shares or less with a market capitalization over $20 billion;
•	Debt securities: purchase or sale in an issuer with a market capitalization of at least $20 billion; and
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Options: any option transaction for 20 contracts or less on underlying securities that would otherwise qualify as De Minimis, i.e., the functional equivalents of trading 2,000 shares or less with a market capitalization greater than $20 billion.

3.4.2 Procedures for Trading Securities

As described in section 3.1.4, the Track Record Accounts, which are beneficially owned by the firm’s principals, are not subject to the personal securities procedures because they trade with all other accounts within the respective strategies. These accounts are subject to all other policies and procesure to ensure the accounts are not traded in a a manner that benfits these accounts.

Pre-clearance
You must pre-clear the purchase or sale of all Covered Securities for your own account or any account over which you have control or have a beneficial interest. Access Persons must pre-clear all personal securities transactions by submitting a Preclearance Request Form (Exhibit 1).

All pre-clearance approvals are valid for the day you received approval up through "market open" the next business day (e.g., 6:30a.m. PT, excluding stock market holidays for US traded securities).

Investment Management Personnel
Investment management personnel must receive authorization for all Covered Securities transactions from the Chief Investment Officer (CIO) or a senior Portfolio Manager ("senior PM'). Investment management personnel must submit an e-mail to the CIO or a senior PM requesting authorization of the personal securities transaction. The CIO or senior PM's reply will be forwarded to the CCO for pre-clearance. The CCO will not review the pre-clearance request until this information is received.

30 Day Holding Period for Investment Management Personnel
Investment management personnel may only sell a Covered Security including De Minimis transactions that were held for less than 30 days, if the security is being sold at a loss. The 30 day holding rule is also applicable to options and shorting. The 30 days holding period is not applicable to the Related Accounts as these accounts invest in a concentrated positions that may require more frequent trading.

Options Guidelines:
The 30 day holding period begins from the date the put or call is purchased or sold/written, not when the option is exercised or has expired. To illustrate:

a) Writing covered calls is deemed a sale of the underlying security, so if you have owned the underlying security for greater than 30 days, you may write a covered call on that security, with any expiration.
b) Writing naked puts is deemed a purchase of the underlying security, so if you are to put the shares of the underlying security, the purchase date of the stock put reverts back to the date the naked put was written.
c) Buying a call is deemed a purchase of the underlying security, so if you exercise the call, the purchase date of the stock you receive reverts back to the date you purchased the call.
d) Writing naked calls is speculative in nature. Therefore, the expiration date must be at least 30 days from the opening date of the naked position.

Shorting Guidelines:
a) If you buy a stock, you may not sell that stock, including short sales against the box, within 30 days, unless you are at a loss.
b) If you sell a stock short, you may not buy it back for at least 30 days, unless you are at a loss.

Related Accounts:

Trading activity in Covered Securities in the Related Accounts is specifically limited during the three days prior and three days following any trades for other clients/investors of the Adviser as all such trades are subject to the Adviser's blackout rule as described in the Code of Ethics.

While not anticipated due to the black out rule, to the extent that the CIO & CCO grants their approval and the Related Accounts execute a trade within a three day period preceding a trade in the same issue or security on behalf of the nonrelated accounts or funds, the Adviser will assure that the terms of the trade are no more favorable for the Related Accounts than those received by client accounts/funds of the Adviser. The Adviser may do this by either unwinding the
Related Account trade(s), or by aggregating the Related Account trade(s) with the trade(s) on behalf of the client accounts/funds and pricing the trades at the average net price. The
Adviser may aggregate trades between the nonrelated and Related Accounts as long as the allocation conforms to the Adviser's Allocation Policy. When the Adviser executes a trade on behalf of the nonrelated accounts/funds, trading activity in the same security or issuer is prohibited on behalf of the Related Accounts for the subsequent three day period.

All trading activity in Covered Securities (as defined in these policies and procedures) for the
Related Accounts shall be pre-approved by the CIO and CCO and documented through a memo signed by the CIO. Copies evidencing the pre-approval shall be stored in the account file. At month end, the CCO (or designee) shall compare the brokerage statement with the pre-approved forms in each account file to verify that all trading activity was pre-approved.

The CCO shall be able to take any action including, but not limited to, re-booking or unwinding a trade that was not pre-approved in accordance with these procedures and which may appear to infringe on trading activity of therclient/investor accounts. In cases where pre-approval was not approved by the CIO and CCO even if it does not appear to infringe on trading activity of other client/investor accounts, the owner of such account may be subject to the disciplinary measures noted in the Code of Ethics.

3.4.3 Prohibited Transactions

Blackout Period
You may not enter into a transaction involving a Covered Security, unless otherwise exempt, for your personal accounts if:

•	Nicholas Investment Partners has engaged in a transaction in the same or an equivalent security for a client account within the last three business days, or
•	The security is on the Nicholas Investment Partners trading blotter or proposed blotter (i.e., plans to be purchased in the next three business days)

Example: If the firm is active in a Covered Security on a Monday, your pre-clearance request will be subject to a three day blackout period until Thursday of the same week, at which time you may re-submit your pre-clearance request.

Front-Running
You may not front-run an order being made for or on behalf of a client, even if you are not responsible for the order. Front-Running consists of executing a transaction based on the knowledge of the forthcoming transaction in the same or an underlying security, or other related securities, on behalf of a client.

Special Restrictions for Small Cap Products
A Covered Person may not buy a security with a market capitalization of less than one billion ($1 billion) and that is eligible for purchase by any fund or account under their management except with the approval of the Chief Investment Officer (or designee) upon a determination that the purchase is not appropriate for any such fund or account.

Contrary Position
No Employee (including any member of the Family/Household of such Employee) may acquire any Beneficial Ownership in any Covered Security which is contrary to the position Nicholas has for a client account in the same Covered Security (or any closely related security such as an option or a related convertible or exchangeable security), except with the specific, advance written approval of the Managing Partner and the CCO, which the Managing Partner or the CCO may deny for any reason. For example, no Employee may sell or short a security held by a client account or purchase a security held short by a client account.  It is possible for the Convertible Arbitrage strategy to enter into short positions that are held long in other accounts.  This is an integral component of the strategy where the short equity positions are part of a larger position which pairs the short equity position with a long bond postion.  As a result, this prohibition does not pertain to short positions in the Convertible Arbitrage strategy.

Public Offerings and Private Placements

Employees are prohibited from transacting in securities as part of an initial public offering.  Track Record accounts are able to participate in initial public offerings if they due so as part of a block trade whereby all eligible accounts participate on a pro rata basis as outlined in the trading policy.

If an employee or principal of the firm participates in various venture capital or private equity funds and are allocated IPO shares through their participation in the funds it will not be deemed a violation of this prohibition so long as the employee or principal is not in a controlling position for the fund.

Your participation in a private placement must have the prior written approval of the Chief Compliance Officer. The form for requesting private transactions approval is the Preclearance Request Form. In considering such approval, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity is available to and/or should be reserved for a client account, and whether the opportunity is being offered to you by virtue of your position. If you are approved to engage in a personal securities transaction in a private placement or public offering, you must disclose that investment if you play a part directly or indirectly in subsequent investment considerations of the security for a client account. In such circumstances, Nicholas Investment Partners' decision to purchase or sell securities of the issuer shall be subject to an independent review by a senior Nicholas Investment Partners member with no personal interest in the issuer. In addition, you may be limited from trading the security.

3.4.4 Violations of the Policy
Any trading-related violation of this Policy, including any pre-clearance violation, will be subject to the Fine Schedule and can result in additional penalties ranging from cancellation of the offending trade to termination of your employment. All fines will be paid to the United Way or a charity of your choice. Checks will be submitted to the CCO and forwarded to the United Way or your selected charity.

Fine Schedule First Violation
•	If Nicholas was trading the Covered Security at the same time an employee did not follow procedures (i.e., pre-clear a trade), a disgorgement of profits;
•	A possible fine of half a percent of base salary up to $500; and
•	Meet with the Chief Compliance Officer to discuss and re-sign the Policy.

Second Violation (within 12 months)

•	If Nicholas was trading the Covered Security at the same time an employee did not follow procedures (i.e., pre-clear a trade), a disgorgement of profits;
•	A fine of one percent of base salary up to $1,000;
•	Meet with the Chief Compliance Officer to discuss and re-sign the Policy; and
•	Written warning to personnel file.

Third violation (within 12 months)
•	If Nicholas was trading the Covered Security at the same time an employee did not follow procedures (i.e., pre clear a trade), a disgorgement of profits;
•	A fine of two percent of base salary up to $2,000;
•	Meet with the Chief Compliance Officer to discuss and re-sign the Policy;
•	Written warning to personnel file;
•	Prohibition from personal trading for a specific period of time (e.g., six months to one year) except to close out current positions; and
•	May result in termination of employment with Nicholas Investment Partners.

3.4.5. Account and Transaction Reporting

Brokerage Accounts
All employees that are maintaining a brokerage or trading account must ensure that duplicate copies of account statements and transactional confirms are sent directly to the attention of the CCO. This requirement does not apply to discretionary or accounts that hold only Exempt Securities with no ability to transact in non-exempt covered securities. If an account is managed by an investment adviser, other than the Adviser, to which full investment discretion has been granted, these rules will not apply so long as the employee(s) who has (have) a beneficial ownership interest in the account do not have or exercise any discretion. Such accounts are subject to the reporting requirements set forth in this Code.

Initial Reporting and Certification for New Employees
Within 10 days following the commencement of employment at Nicholas Investment Partners, all employees are required to complete and submit an Initial/Annual Acknowledgement and Initial Listing of Personal Securities Holdings Mutual Funds and Brokerage (Exhibit 2 & 3). This information supplied must be current as of a date no more than 45 days before becoming an employee.

Quarterly Transactional Reporting for Broker Accounts
All Nicholas Investment Partners employees that maintain a brokerage account AND do not have duplicate copies of account statements and transactional confirms being sent directly to the attention of CCO, must complete and submit a Quarterly Transaction Report for all "Covered Securities" within 30 days following the end of each calendar quarter (Exhibit 4).

Annual Reporting and Certification
Along with the Annual Acknowledgement (Exhibit 2) All Nicholas Investment Partners employees are required to complete and submit the Annual Listing of Securities Holdings form to the firm's CCO (Exhibit 5). The information supplied must be current as of a date no more than 45 days before the annual report is submitted.

Exhibit 1: PRE-CLEARANCE REQUEST FORM

EMPLOYEE NAME:

Symbol/ Name of Security:

Symbol: Buy____ Sell ____

Broker:

Employee Signature ________________ Date _________

Preclearance Granted ____________ Denied ___________

Date: _______ Time: ____

Reason for Decision [necessary for decision on requests regarding IPOs/restricted securities]

Authorized Signature

Authorized Signature (if required)

Catherine Nicholas (if required)

Exhibit 2: Initial/Annual Attestations & Acknowledgments Initial Attestation

___ Code of Ethics Acknowledgment
Every Adviser is required to develop a written Code of Ethics that sets standards of professional conduct for its personnel consistent with the Adviser's fiduciary duties and other applicable law or that address, where applicable, standards of conduct for covered persons, protection of material non-public information, requirements to comply with federal securities laws, report personal securities transactions, review of those reports and report violations of the Code of Ethics to a designated person. Our Firm's Code is based on a few basic principles that should pervade all investment related activities of all employees, personal as well as professional: (1) the interests of Nicholas Investment Partners, LP's clients/investors come before Nicholas Investment Partners, LP's or any employee's interests; (2) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients/investors and those of Nicholas Investment Partners, LP or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee's position of trust with and responsibility to the Adviser and its clients/investors, including taking inappropriate advantage of that position.

I acknowledge my commitment to reading, understanding, and adhering to the Nicholas Investment Partners' Code of Ethics.

___ Compliance Manual Acknowledgment
Nicholas Investment Partners maintains a compliance manual that contains all the current regulatory policies and procedures as well as Firm procedures designed to monitor, test and achieve compliance with applicable securities laws and regulations. I, as an employee of Nicholas Investment Partners, have received Nicholas Investment Partners' compliance manual and have read and understand all of the requirements set forth therein.

___ Business Continuity Plan (Disaster Recovery) Acknowledgment
All Advisers are required to produce written plans for business continuity and/or to describe the methods in place for controlling risk, and for securing the ongoing operation of their business in the face of an otherwise unanticipated interruption or disaster.

I hereby attest that I have received a copy of Nicholas Investment Partners, LP's Business Continuity Plan, that I have read or been trained on the key aspects of the plan and that I understand what the employee's responsibilities are in accordance with the plan in the event of a Significant Business Interruption.

___ AML Policies and Procedures Employee Acknowledgement
Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origins of criminally derived proceeds so that the unlawful proceeds appear to have derived from legitimate origins or constitute legitimate assets. It is our policy to prohibit and actively prevent money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities.

You are responsible for knowing and following all company policies and procedures. You should be:

•	Familiar with Firm's anti-money laundering and OFAC procedures, including:

(1)	Knowing all customer identification and verification procedures for opening new accounts and servicing existing accounts;
(2)	Identifying red flag activities pertinent to their business unit;
(3)	Reporting red-flag activities or other suspicious activities to your supervisor or as directed in the anti-money laundering procedures for their business unit; and

(4)	Keeping strictly confidential red-flag reports and not revealing any aspect of a report to the customer or to any employees who are not directly responsible for compliance.

I acknowledge my commitment to reading, understanding, and adhering to the Nicholas Investment Partners, LP's Anti-Money Laundering Policies and Procedures.

___ Compliance Program Attestation
Nicholas Investment Partners, LP has established a compliance program designed to monitor, test and prevent violations of law, regulations and Firm policy. As a condition of continued employment or association with Nicholas Investment Partners, I will abide with all legal, regulatory and Firm policies and adhere to all procedures to assure adherence to those policies. Further, to the extent that I become aware of any violations of law, regulations or Firm policies, I will immediately report said violations to my supervisor or a member of upper management.

___ Outside Business Activities
I attest that other than those listed below, I do not have any other activities in which that I participate and receive compensation, cash or non-cash, for my participation in that activity. (If there are no activities, reply with "None"). If you are participating in outside business activities, has your participation in each outside business activity been approved by Nicholas Investment Partners?       Yes           No

Has/have any of the outside activity(ies) in which you engage undergone a change during the most recent 12 month period?   Yes   No

___ Personal Brokerage Accounts
All covered employees must have the statements and confirmations of their personal brokerage accounts and those brokerage accounts that they have written or verbal control over submitted to the Nicholas Investment Partners, for review. Mutual Fund accounts that can only transact in mutual funds are not required to be reported. Any account that is allowed to trade non-exempt securities must have duplicate statements and confirmations sent to Nicholas Investment Partners. Below (or attached) is a list of the brokerage accounts that duplicate statements are being sent under your name:

Are there any brokerage accounts or personal investment accounts that are not listed above?

Yes   No

If yes, list the account name, account number, brokerage name and address below:

Have you disclosed each account held by your spouse, your dependents in the same household, and other individuals under your direct or indirect control?

Yes   No

If yes, list the account name, account number, brokerage name and address below:

Signing and dating here reaffirms all of the above acknowledgements and attestations. Signing this document is a condition of your continued employment or association.
Signature Print Name

__________________________________________________________________________
Signature                                                      Print Name                                           Date

Exhibit 3: SECURITIES ACCOUNT DISCLOSURE FORM AND INITIAL HOLDINGS REPORT

Nicholas Investment Partners
PO Box 2828
Del Mar, California 92067
Attention: Chris Siriani

To whom it may concern:

Attached are complete and accurate lists of (1) all accounts with any brokerage firrn or financial institution held in my name or the name of any of my spouse, my minor children, any relatives living with me and any other persons to whom I contribute support, or in which any of such persons has Beneficial Ownership1 and (2) the title, type, number of shares or principal amount (as applicable), and exchange ticker symbol or CUSIP number (as applicable) of each security in which I, my spouse, my minor children, any relative or relatives living with me and any other person to whom I contribute support, or in which any of such persons has any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities2. (2) I understand that you require this list to monitor my compliance with the Statement of Policies and Procedures (the "Statement") of Nicholas Investment Partners, L.P. (the "Firm"). I agree to notify the Firm and obtain its consent before opening any new account that is described in the previous paragraph. I agree to request that all brokerage firms or other financial institutions identified on the attachment furnish the Firm with copies of periodic brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

1 "Beneficial Ownership" of a security by a person means that the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (1) any pecuniary, financial or other interest in that security, (2) voting power, which includes the power to vote, or to direct the voting of, that security, or (3) investment power, which includes the power to dispose, or to direct the disposition, of that security. A person also has Beneficial Ownership of a security if that person provides any investment advice regarding that security or has the right to acquire that security within sixty days through (A) the exercise of any option, warrant or right, (B) the conversion of a security, (C) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (D) the automatic termination of a trust, discretionary account or similar arrangement or (E) any other means. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting that person of Beneficial Ownership of a security as part of a plan or scheme to avoid Beneficial Ownership of that security is nevertheless deemed to have Beneficial Ownership of that security.

2 "Securities" means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as exchange-traded funds, commodity futures contracts and commodity options, swaps and other derivative instruments, whether issued in a public or private offering. "Securities" do not include shares of open-end investment companies registered under the Investment Company Act of 1940, as amended that are not affiliated with the Firm, securities issued by the U.S. Government, money market instruments (e.g., bankers' acceptances, bank certificates of deposit commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds.

_______________________________________________
Signed                                                      Dated

LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF __________ , 20 _

FOR [NAME OF EMPLOYEE]

Registered in Name of: Financial Brokerage Institution Account Number

If none, initial here, ____

Exhibit 4: Quarterly Transaction Report

Employee Name:_____________________________

For Quarter Ended as of:______________________

Date of Transaction(s): _______________________

Transaction Type: (BUY/SELL/SHORT Cover)_________

Title of Security: _______________________

TYPE: (Common, preferred, note, bond, etc.)_____________________

Number of Shares or Principal Amount: _________________

Exchange Ticker or Symbol: ___________________

Financial Brokerage Institution Where Held: ___________________________________

Account Name & Number: _________________________________

Exhibit 5: Annual Holdings Report

Employee Name:_____________________________

Title of Security: _______________________

TYPE: (Common, preferred, note, bond, etc.)_____________________

Number of Shares or Principal Amount: _________________

Exchange Ticker or Symbol: ___________________

Financial Brokerage Institution Where Held: ___________________________________

Account Name & Number: _________________________________